EXHIBIT 99.6

FOR IMMEDIATE RELEASE
AMERICAN VANGUARD ACQUIRES AMBUSH® 25WP INSECTICIDE BUSINESS
FROM SYNGENTA CROP PROTECTION

NEWPORT BEACH, CA, July 23, 2002 — AMVAC Chemical Corporation (AMVAC), a wholly-owned subsidiary of American Vanguard Corporation (AMEX: AVD), announced today that it has acquired from Syngenta Crop Protection, Inc., certain assets associated with the Ambush 25WP (wettable powder formulation) insecticide business in the United States.

AMVAC has acquired all U.S. EPA end-use product registrations and data in support of such registrations as well as a license to the Ambush trademark (chemical name: permethrin) in the United States. Syngenta will continue to own the rights and assets of the liquid formulation (Ambush 2EC) in the United States.

Ambush 25WP is a synthetic pyrethroid insecticide developed from the naturally occurring insecticide pyrethrum that is found in chrysanthemum flowers. Synthetic pyrethroids have been sold in the United States since the late 1970’s and are used to control a broad spectrum of insect pests in a wide range of crops. Ambush 25WP has one of the broadest lists of crops on its label. AMVAC will market the product nationwide primarily in high value vegetable, tree and fruit crops. The Company will begin selling Ambush 25WP in time for the 2002 fall vegetable planting season.

Glen Johnson, Senior Vice President of AMVAC, stated, “Ambush 25WP signals our first entry into pyrethroid chemistry, thus allowing us to offer our customers another class of insecticides. As previously reported, American Vanguard acquired a chemical manufacturing facility from DuPont in 2001 that was designed to manufacture and formulate both organophosphate and pyrethroid insecticides. Ambush 25WP is a perfect fit and an excellent addition to our portfolio of products that we currently sell into the vegetable and fruit markets.”

Rob Neill, Vice President of Marketing for Syngenta Crop Protection, Inc., added, “As we bring newer products to market, we are pleased that growers will continue to have access to Ambush. We recognize the value these products have brought to American farmers who grow specialty crops and that they would lose these important tools if they were simply removed from the marketplace.”

AMVAC is a manufacturer and marketer of crop protection and specialty products, whose products include: Fortress®, Vapam®, K-Pam®, Bidrin®, Dacthal®, PCNB, Dibrom®, Durham® metaldehyde granules, Amid-Thin® W, Citrus Fix™, K-Salt™ Fruit Fix™, Fruitone® N, Tre-Hold® and the azadirachtin products: Ecozin®, Amazin® and Ornazin®. American Vanguard’s basic strategy is to acquire brand name, niche product lines from multi-national companies that divest mature products to focus on newly discovered molecules. In 2001, American Vanguard was named to Forbes’ America’s Best 200 Small Companies. To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com.

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American Vanguard Corporation News Release July 23, 2002	Page 2

The Company, from time to time, may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are estimates by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed from time-to-time in the Company’s SEC reports and filings. All forward-looking statements, if any, in this release represent the Company’s judgement as of the date of this release. The Company disclaims, however, any intent or obligation to update forward-looking statements.

CONTACT: American Vanguard Corporation Eric G. Wintemute, President & CEO (949) 260-1200 AMVAC Chemical Corporation	-OR-	AVD’S INVESTOR RELATIONS FIRM The Equity Group Inc. www.theequitygroup.com Lauren Barbera lbarbera@equityny.com
Glen D. Johnson, Senior Vice President & Director of Business Development		(212)836-9610 Loren G. Mortman (212) 836-9604

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